Exhibit 99.5

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Stock Pledge Agreements dated January 22, 2010 are substantially identical in all material respects except as to the pledgor.  The number of stocks pledged for all Stock Pledge Agreements is 26,599,988 shares of the Company’s common stock.

Pledgor
Perfect Sum Investment Ltd.
Misala Holdings Inc.
Boom Day Investments Ltd.

The text of the Stock Pledge Agreements is incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.